Exhibit 10.5

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, the following parties:

JOHN T. NESSER, III, hereinafter referred to as “Mr. Nesser”; and

MCDERMOTT, INC., hereinafter referred to as the “Company.”

WITNESSETH:

WHEREAS, pursuant to the letter attached hereto as Exhibit A, Mr. Nesser has tendered his resignation effective July 29, 2011 (“Resignation Date”); and

WHEREAS, the Company and Mr. Nesser mutually desire to establish and agree upon the terms and conditions of Mr. Nesser’s separation from service.

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, Mr. Nesser and the Company hereby agree as follows:

1.	Termination Date and Type. For purposes of interpreting and applying the provisions of the Restructuring Transaction Retention Agreement by and between Mr. Nesser and McDermott International, Inc., dated as of December 10, 2009 (“Retention Agreement”), a copy of which is attached hereto as Exhibit B and incorporated herein by reference, (a) Mr. Nesser’s date of termination shall be the Resignation Date, (b) Mr. Nesser’s termination of employment shall be treated as by Mr. Nesser for “Good Reason” as defined in the Retention Agreement, (c) any notice or cure period described in Section XI(e)(iii) of the Retention Agreement shall be inapplicable, and (d) subject to complying with the requirements of this Agreement, Mr. Nesser shall be entitled to the benefits provided in this Agreement.

2.

Benefits and Payments Under Retention Agreement. Subject to the execution of this Agreement, including the Release in Paragraph 6 hereunder, by Mr. Nesser and the lapse of the seven (7) day revocation period referenced in Paragraph 11 below (“Revocation Period”) without revocation of the Agreement or any part hereof by Mr. Nesser, Mr. Nesser shall be entitled to receive the payments and benefits detailed in Section I of the Retention Agreement, in accordance with the terms therein. All payments made pursuant to this Paragraph 2 shall be subject to appropriate tax withholdings. The payments and benefits are subject to all the terms and conditions of this Agreement.

3.	Incentive Payments. During 2010, Mr. Nesser received the following incentive awards under the 2009 McDermott International, Inc. Long-Term Incentive Plan (the “2009 LTIP”):

(a)	On March 4, 2010, a grant of 12,810 Restricted Stock Units which was adjusted in connection with the spin-off of The Babcock & Wilcox Company from McDermott International, Inc. (“Spin-Off”) to 24,828 Restricted Stock Units (“2010 RSU Award”); and

(b)	On March 4, 2010, a grant of 18,996 nonqualified Stock Options which was adjusted in connection with the Spin-Off to 36,818 nonqualified Stock Options (“2010 Option Award”).

Subject to the provisions of Paragraph 8 below, the 66 2/3% of each of (i) the 2010 RSU Award and (ii) the 2010 Option Award which would, absent Mr. Nesser’s termination of employment, vest during the period between the Resignation Date and March 4, 2013 (“Extended Vesting Period”) shall remain in full force and effect during the Extended Vesting Period and shall become vested and payable in accordance with the terms of the 2009 LTIP and the applicable Grant Agreement as if Mr. Nesser’s employment had continued to the end of the Extended Vesting Period. Any other outstanding unvested equity awards granted to Mr. Nesser, including, but not limited to, the award granted to Mr. Nesser under Section II of the Retention Agreement, shall be forfeited on the Resignation Date, provided, however, that the equity awards described in Section I(f) and Schedule A of the Retention Agreement shall vest as provided therein and in Paragraph 2 above.

4.	Retirement Benefits. Mr. Nesser shall be entitled to benefits under the McDermott (U.S.) Retirement Plan and under the Restoration of Retirement Income Plan (the “Excess Plan”) in accordance with the applicable terms of each such plan.

5.	Consulting Services. During the period beginning on August 1, 2011 and ending on January 31, 2012 (the “Consulting Period”), Mr. Nesser shall provide such cooperation and consulting services as the Company requests in accordance with the terms and conditions set forth in Exhibit C which is attached hereto and incorporated herein by reference. The Consulting Period may be extended by written agreement of the Company and Mr. Nesser. It is expressly understood and agreed by the parties that in no event will the level of consulting services performed by Mr. Nesser hereunder exceed 20% of the average level of services he performed over the 36 month period ending on the Resignation Date.

6.

Release of Claims. In lieu of the release required by the Retention Agreement and in consideration of the foregoing, the adequacy of which is hereby expressly acknowledged, Mr. Nesser hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the Company, its predecessors, successors and assigns and past, present and future affiliates, subsidiaries, divisions, parent corporations and joint ventures and all their respective past, present and future officers, directors, managers, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities (each a “Releasee” and, collectively, “Releasees”) from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that he has, may have or may be entitled to from or against the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or not accrued which arises directly or indirectly out of, or is based on or related in any way to Mr. Nesser’s employment with or termination of employment from the Releasees, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Releasees, (together, the “Released Claims”); provided, however, that this Release does not apply (a) to any claims arising solely and specifically under the Age Discrimination in Employment Act of 1967, as amended, arising after the date this Agreement is executed, (b) to any claim for indemnification (including, without limitation, under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company, its affiliates or Mr. Nesser in his capacity as a former officer or director of the Company or its affiliates, or (c) to any claim arising from any breach or failure to perform this Agreement.

The parties intend this Release to cover any and all such Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Releasees, and/or by any acts or omissions of any of the Releasees’ agents or employees or former agents or employees and/or whether arising under any state or federal statute, including but not limited to Texas’ employment discrimination laws, all federal discrimination laws, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, all local laws and ordinances and/or common law, without exception. As such, it is expressly acknowledged and agreed that this Release is a general release, representing a full and complete disposition and satisfaction of all of the Company’s real or alleged legal obligations to Mr. Nesser with the exceptions noted above.

Mr. Nesser expressly agrees that neither he nor any person acting on his behalf will file or permit to be filed any action for legal or equitable relief against the Releasees involving any matter related in any way to his employment with, or resignation from employment with the Releasees, including the matters covered by the Released Claims. In the event that such an action is filed, Mr. Nesser agrees that the Releasees are entitled to legal and equitable remedies against him, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing sentence shall not apply to any charge filed by Mr. Nesser with the Equal Employment Opportunity Commission or to any action filed by Mr. Nesser that is narrowly limited to seeking a determination as to the validity of this Agreement and enforcement thereof. Should Mr. Nesser file a charge with the Equal Employment Opportunity Commission, or should any governmental entity, agency, or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Mr. Nesser agrees not to seek or accept any resulting relief whatsoever.

7.	Undertakings By Mr. Nesser. Mr. Nesser shall immediately return to the Company any and all documents, records, files, reports, memoranda, books, papers, plans, letters and any other data in his possession regardless of the medium held or stored that relate in any way to the business of the Company or its past, present and future parent corporations, subsidiaries, divisions, affiliates and/or joint ventures (the Company and each such entity a “Company Entity” and collectively, the “Company Entities”), other than any such data that the Company deems necessary for the provision of consulting services requested pursuant to Paragraph 5 above, and any credit cards, keys, access cards, calling cards, computer equipment and software, telephone, facsimile or other equipment or property of the Company Entities. The Company agrees that during the Consulting Period Mr. Nesser may retain his Company provided computer and mobile telephone.

8.	Confidentiality and Non-Competition Agreement.

(a)	Definition of Trade Secrets and Confidential Business Information. Mr. Nesser acknowledges and agrees that any and all non-public information regarding the Company Entities and their customers (including but not limited to any and all information relating to their business practices, products, services, finances, customers, equipment, marketing programs and other business systems and materials, management, strategy, profits and overhead) is confidential and the unauthorized disclosure of such confidential information will result in irreparable harm to the Company Entities. Such confidential information includes each Company Entity’s property interest in its trade secrets, including, without limitation, its lists of customers and prospective customers, and other information that has recognized value and that is not generally available through other sources (“Trade Secrets”), and information regarding its various products, services, procedures and systems that is treated as confidential by the Company Entity which may not rise to the level of a Trade Secret (“Confidential Business Information”). Confidential Business Information does not include information that properly and lawfully has become generally known to the public other than as a result of the act or omission of Mr. Nesser. Collectively, Trade Secrets and Confidential Business Information are referred to hereafter as “Confidential Information.” These obligations are in addition to any confidentiality obligations Mr. Nesser may have under any other agreements or arrangements with a Company Entity.

(b)	Importance of Confidential Information. The parties hereby agree that Mr. Nesser will be provided with Confidential Information during the period beginning with the execution of this Agreement and extending through the Consulting Period. By signing this Agreement, Mr. Nesser acknowledges delivery and receipt of Confidential Information. Mr. Nesser acknowledges that during the period beginning with the execution of this Agreement and extending through the Consulting Period he will be making use of, acquiring, accessing and/or adding to such Confidential Information. Mr. Nesser further acknowledges that the preservation and protection of the Confidential Information is an essential part of Mr. Nesser’s consulting with the Company and that Mr. Nesser has a duty of fidelity and trust to the Company Entities in handling the Confidential Information.

(c)	Non-Disclosure or Misuse. Mr. Nesser agrees that he will not disclose or take away any of the Confidential Information, directly or indirectly, or use such information in any way, except as required in the ordinary course of providing consulting services for the benefit of the Company or as may be required by law.

(d)	Return of Confidential Information. At the termination of the Consulting Period for any reason, all documents or other information containing or referring to the Confidential Information of the Company Entities as may be in Mr. Nesser’s possession, or over which Mr. Nesser may have control, and all other documents, data, records, materials, notes, reports and other property of the Company Entities retained by or provided to Mr. Nesser in connection with his performance of consulting services, regardless of whether prepared by Mr. Nesser, shall be returned by Mr. Nesser to the Company immediately, with no request being required (and Mr. Nesser shall not retain, recreate or deliver to anyone else such information).

(e)

Noncompetition Agreement. Mr. Nesser acknowledges and agrees that information, including the Confidential Information, Mr. Nesser has acquired and will acquire in connection with the performance of consulting services will enable him to irreparably injure the Company if he should engage in competition during the period beginning with the execution of this Agreement and extending through the last day of the Consulting Period (“Non-Compete Period”). Ancillary to the above agreements and in consideration of the consulting fees, additional equity vesting pursuant to Paragraph 3, receipt of the payments and benefits described in Section I of the Retention Agreement and Confidential Information provided to Mr. Nesser, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Nesser hereby agrees that the following covenants are reasonable and necessary protective covenants for the protection of the value of the agreements described in subparagraphs (a), (b), (c) and (d) above and the other terms and conditions contained in this Agreement:

(i)	During the Non-Compete Period, Mr. Nesser shall not, directly or indirectly, without the prior written approval of Stephen M. Johnson on behalf of the Company, act in any capacity for, be employed by, provide services to, or contract with any other company or entity engaged in Competing Services (a “Competitive Entity”), or acquire any interest of any type in any Competitive Entity; provided, however, that the foregoing shall not be deemed to prohibit Mr. Nesser from acquiring, solely as an investment and through market purchases, securities of any Competitive Entity which are registered under Section 12(b) or 12(g) of the Securities and Exchange Act of 1934 and which are publicly traded, so long as Mr. Nesser is not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent of the outstanding voting power of that entity. For the purposes of this Agreement, the phrase “Competing Services” shall mean any services that are the same as or similar to the services currently being provided or offered by the Company Entities and/or which are provided or offered by the Company Entities during the Non-Compete Period. Competing Services include, but are not limited to, engineering services, construction services, installation services and project management services to offshore oil and gas field development;

(ii)	During the Non-Compete Period, Mr. Nesser shall not, directly or indirectly, solicit any Company Entity’s Protected Customers for the purpose of engaging in any business which is the same as or similar to the business in which a Company Entity is engaged. The phrase “Protected Customers” means all persons or entities with whom Mr. Nesser has had contact with by virtue of Mr. Nesser’s position with a Company Entity, and to whom a Company Entity has sold any product or service, whether or not for compensation, within a period of three (3) years prior to the time the Consulting Period terminates.

(iii)	During the Non-Compete Period, Mr. Nesser shall not, on his own behalf or on behalf of any other person or entity, solicit, divert or recruit any person who is, during such time frame, an employee of a Company Entity to leave such employment or in any other manner attempt, directly or indirectly, to influence, induce, or encourage any employee of a Company Entity to leave the employment of the Company Entity.

(iv)	Notwithstanding the foregoing, if Mr. Nesser provides professional legal services either as in-house or outside counsel to a person or an entity that competes with a Company Entity, he shall not be subject to the enforcement provisions described in Paragraph 8(f) but shall be subject to the repayment and forfeiture provisions of Paragraph 8(h).

It is expressly agreed by the parties that following the conclusion of the Non-Compete Period, no further restrictions shall apply under this Section 8(e).

(f)

Enforcement of Covenants. Either party may seek a temporary restraining order, preliminary injunction, specific performance or other equitable relief regarding the other party’s obligations set forth in this Paragraph 8 before a court of law pending a final resolution of the disputes between the parties before an arbitrator, and either party may seek a judgment including a permanent injunction, if appropriate, from the court based on the final decision of the arbitrator. In addition, in the event that the Company determines that Mr. Nesser has breached any term of this Paragraph 8, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against Mr. Nesser prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. It is expressly agreed by the parties that each of the parties shall act reasonably in any actions taken under the terms of this Section 8(f).

(g)	Right of Court or Arbitrator to Reform Restrictions. The Company and Mr. Nesser state that it was their intent to enter into a valid and enforceable agreement. Mr. Nesser and the Company hereby acknowledge the reasonableness of the restrictions set forth in this Paragraph 8, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. Mr. Nesser agrees that if a court or arbitrator finds that this Paragraph 8 contains limitations as to geographic area, time or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company Entities, the court or arbitrator may reform the covenants to the extent necessary to cause the limitations contained in this Paragraph 8 as to geographic area, time or scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interest of the Company Entities and enforce Paragraph 8 of this Agreement.

(h)

Repayment and Forfeiture. Mr. Nesser agrees that in the event that (i) he breaches any term of Paragraph 6 or Paragraph 8 of this Agreement, or (ii) Mr. Nesser challenges the validity of all or any part of Paragraph 8, and all or any part of Paragraph 8 is found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or an arbitrator in a proceeding between Mr. Nesser and a Company Entity, in addition to any other remedies at law or in equity the Company may have available to it, the Company shall not be obligated to make any of the payments and may cease to make such payments or to provide for any of the benefits specified in Paragraphs 2 and 3 of this Agreement, and shall be entitled to recoup from Mr. Nesser (I) any and all of the value of the 2010 RSU Award and/or the 2010 Option Award that have vested pursuant to

Paragraph 3 and (II) consulting fees under Exhibit C hereto, but in each case only to the extent paid or vesting on and/or following the Resignation Date through either (A) the date of a material breach by Mr. Nesser of the provisions of Paragraph 6 or 8, which breach continues without having been cured within fifteen (15) days after written notice to Mr. Nesser specifying the breach in reasonable detail, or (B) the date of the determination of invalidity or unenforceability by the court or arbitrator, as applicable.

9.	Miscellaneous Provisions.

(a)	Failure on the part of the Company or Mr. Nesser at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of either party’s obligations in respect thereof, or of either party’s right hereunder to require strict compliance therewith in the future.

(b)	The obligations set forth in this Agreement are severable and divisible, and the unenforceability of any clause or portion thereof shall not affect the enforceability of the remainder of such clause or of any other obligation contained herein.

10.	Entire Agreement. Mr. Nesser and the Company agree and acknowledge that this Agreement, including the Exhibits hereto, contains and comprises the entire agreement and understanding between the parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the parties are embodied and expressed in this Agreement. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Mr. Nesser and a duly authorized agent of the Company. The parties to this Agreement further agree that this Agreement shall be binding on and inure to the benefit of Mr. Nesser, the Company and the Releasees as defined in this Agreement. Any other agreements or understandings between the parties, whether written or oral, are hereby null and void. Notwithstanding the foregoing, except as otherwise specified in this Agreement, the Retention Agreement shall remain in full force and effect in accordance with its terms.

11.	Timing and Consultation with Counsel. Mr. Nesser acknowledges that he has been given a reasonable period of time, not less than twenty-one (21) days, within which to consider this Agreement and has been advised to discuss the terms of this Agreement with legal counsel. Mr. Nesser acknowledges that this Agreement was offered to him on May 6, 2011, and he was advised that if accepted (i) it must be executed on or prior to May 27, 2011, and (ii) the Agreement could be revoked, in writing, for up to seven (7) days following the date of such acceptance. Based upon his review, Mr. Nesser acknowledges that he fully and completely understands and accepts the terms of this Agreement, including the Release in Paragraph 6, and enters into it freely, voluntarily and of his own free will.

12.	Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas.

13.	Section 409A. This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. Notwithstanding anything herein to the contrary, if on the date of his separation from service Mr. Nesser is a “specified employee,” as defined in Section 409A, then all or a portion of any severance payments, or benefits under this Agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following his separation from service date (or, if earlier, Mr. Nesser’s date of death) and shall be paid as a lump sum (without interest) on such date. For purposes of this Agreement, a termination of Mr. Nesser’s employment must be a “separation from service” for purposes of Section 409A.

[Signature page follows]

I HAVE READ THE FOREGOING SEPARATION AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date:	May 10, 2011	/s/ John T. Nesser, III
John T. Nesser, III

Before me, a Notary Public in and for Harris County, Texas, and for Mr. Nesser, personally appeared the above-named Mr. Nesser, who acknowledged that he did sign the foregoing instrument, and that the same is his free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Houston, Texas, this 10 day of May, 2011.

/s/ Angela R. Smith
NOTARY PUBLIC

McDERMOTT, INC.

By:	/s/ Stephen M. Johnson

Before me, a Notary Public in and for Harris County, Texas, personally appeared the above-named McDermott, Inc. through Stephen M. Johnson, its President and Chief Executive Officer, who acknowledged that he did sign the foregoing instrument for and on behalf of McDermott, Inc., and that the same is the free act and deed of McDermott, Inc. and the free act and deed of him as its agent.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Houston, Texas, this 10 day of May, 2011.

/s/ Angela R. Smith
NOTARY PUBLIC

EXHIBIT A

May 10, 2011

Stephen M. Johnson, President and CEO

McDermott International, Inc.

757 N. Eldridge Parkway

Houston, TX 77079

RE:	Resignation

Dear Mr. Johnson:

I hereby tender my resignation from employment with McDermott, Inc. and from all officer, director, manager and other positions and appointments held with McDermott International, Inc. and its subsidiaries, affiliates, divisions and/or joint ventures, including but not limited to those as reflected on the attachment hereto, effective as of July 29, 2011.

Very truly yours,

/s/ John T. Nesser, III
John T. Nesser, III

Corporate Information System

Positions Held by Nesser, John, T

Legal Entity Types and Status: All, Current

Foreign and Domestic Entities, Current Positions Only

Committee Type: All

LE #	Legal Entity Name	Title	Current
0159	Delta Catalytic (Holland) B.V.	Managing Director	Y

0301	DHEC Corporation	Director	Y

		President	Y

0249	Global Energy - McDermott Limited	Director	Y

		President	Y

0309	Hudson Engineering (Canada), Ltd.	President	Y

2036	J. Ray Holdings, Inc.	Director	Y

0220	J. Ray McDermott Far East, Inc.	Director	Y

0211	J. Ray McDermott Holdings, LLC	Executive Vice President and Chief Operating Officer	Y

0627	J. Ray McDermott International Vessels, Ltd.	Director	Y

0602	J. Ray McDermott International, Inc.	Executive Vice President and Chief Operating Officer	Y

0160	J. Ray McDermott Investments B.V.	Managing Director	Y

0239	J. Ray McDermott Solutions, Inc.	Director	Y

0625	J. Ray McDermott Technology, Inc.	Director	Y

		President	Y

1960	J. Ray McDermott Underwater Services, Inc.	Director	Y

		President	Y

0248	J. Ray McDermott West Africa Holdings, Inc.	Director	Y

Corporate Information System

Positions Held by Nesser, John, T

Legal Entity Types and Status: All, Current

Foreign and Domestic Entities, Current Positions Only

Committee Type: All

LE #	Legal Entity Name	Title	Current
0248	J. Ray McDermott West Africa Holdings, Inc.	President	Y

0244	J. Ray McDermott West Africa, Inc.	Director	Y

		President	Y

0207	J. Ray McDermott, S.A.	Director	Y

		Executive Vice President and Chief Operating Officer	Y

0183	McDermott Azerbaijan Marine Construction, Inc.	Director	Y

		President	Y

1950	McDermott Engineering, LLC	Manager	Y

0133	McDermott Gulf Operating Company, Inc.	Director	Y

0119	McDermott International Marine Investments N.V.	Managing Director	Y

0213	McDermott International Marketing, Inc.	Director	Y

		President	Y

0130	McDermott International Trading Co., Inc.	Director	Y

		President	Y

1971	McDermott International Vessels, Inc.	Director	Y

0100	McDermott International, Inc.	Executive Vice President and Chief Operating Officer	Y

0136	McDermott Middle East, Inc.	Director	Y

0135	McDermott Offshore Services Company, Inc.	Director	Y

Corporate Information System

Positions Held by Nesser, John, T

Legal Entity Types and Status: All, Current

Foreign and Domestic Entities, Current Positions Only

Committee Type: All

LE #	Legal Entity Name	Title	Current
0135	McDermott Offshore Services Company, Inc.	President	Y

0176	McDermott Old JV Office, Inc.	Director	Y

		President	Y

0390	McDermott Overseas, Inc.	Director	Y

		President	Y

0306	McDermott Subsea Engineering, Inc.	Director	Y

0320	McDermott Trade Corporation	Director	Y

		President	Y

0601	McDermott, Inc.	Executive Vice President and Chief Operating Officer	Y

0612	Offshore Pipelines International, Ltd.	Director	Y

		President	Y

0626	OPI Vessels, Inc.	Director	Y

		President	Y

0623	OPMI, Ltd.	Director	Y

		President	Y

0636	Sabine River Realty, Inc.	Director	Y

		President	Y

0640	SparTEC, Inc.	Director	Y

0145	Varsy International N.V.	Managing Director	Y

EXHIBIT B

RESTRUCTURING TRANSACTION

RETENTION AGREEMENT

THIS AGREEMENT is made by and between McDermott International, Inc., a corporation duly organized under the laws of the Republic of Panama (the “Company”) and John T. Nesser, III (“Employee”) as of the 10th day of December, 2009 (this “Agreement”).

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

If the Company, with the prior approval of the Board of Directors of the Company, engages in a transaction that results in the sale or other disposition of all or substantially all of the operations of either of its subsidiaries The Babcock & Wilcox Company or J. Ray McDermott, S.A. (each an “Operating Sub” and, together, the “Operating Subs”), whether by sale of the capital stock or assets of one or both of the Operating Subs, spinoff of one or both of the Operating Subs or otherwise, with an Effective Date (this term and other terms that are capitalized (but not otherwise defined herein) are used as defined in Section XIII of this Agreement) within the 24-month period beginning on the date of this Agreement (a “Restructuring Transaction”), Employee shall be entitled to compensation and benefits under the circumstances set out below. In addition, if Employee’s employment is terminated under certain circumstances set out below before a Restructuring Transaction, Employee will be entitled to the compensation and benefits set out below. The sale or disposition of less than 100% of the assets or stock of an Operating Sub shall not be considered a sale or other disposition of substantially all of the operations of such Operating Sub unless it is a sale or other disposition of at least 80% of the stock or assets of such Operating Sub.

I.	Obligations of the Company or a Successor Upon Termination of Employee In Connection With or After a Restructuring Transaction.

In the event that either

(X)	while employed by the Company, Employee’s employment by the Company is terminated following the date of this Agreement and before the earlier of (A) the termination of this Agreement in accordance with Section XII and (B) the one-year anniversary of the Effective Date of a Restructuring Transaction, either (i) by the Company for any reason other than Cause or Employee’s Disability or (ii) by Employee for Good Reason or

(Y)	while employed by a Successor, Employee’s employment by such Successor is terminated following the Effective Date of a Restructuring Transaction and before the one-year anniversary of such Effective Date, either (i) by the Successor for any reason other than Cause or Employee’s Disability or (ii) by Employee for Good Reason (in the case of either of the immediately preceding clause (i) or this clause (ii), the Successor being substituted for the Company in the definitions of Cause and Good Reason herein), then, in either case, the Company or such Successor, as applicable, shall (in all cases, subject to the proviso in clause (f) below with respect to awards described in that clause, no later than March 15 following the year in which Employee so terminates); provided that by such date, Employee has signed an agreement that is no longer subject to rescission prepared by the Company or Successor, as applicable, which is solely a release of the Company, Successor (if applicable), and each of their respective affiliates, directors, officers and other customary persons from any claim or liability arising out of or related to Employee’s employment with or termination from the Company or a Successor, except for amounts to which Employee is legally entitled pursuant to employee benefit plans or this Agreement, and rights to insurance coverage or indemnification:

(a)	pay to Employee within 30 days after the date of termination of Employee’s employment (or such earlier time as may be required by applicable law) the Accrued Benefits;

(b)	in the event that a bonus is paid after the date of Employee’s termination of employment under the Company’s or such Successor’s Executive Incentive Compensation Plan (such plan or any successor or replacement plan, including any annual bonus plan of such Successor, in any case in which Employee was a participant immediately prior to such termination being hereinafter referred to as the “EICP”), as applicable, for the year prior to the year in which the termination takes place (the “Measurement Period”), pay to Employee in a lump sum, at the same time such bonus is paid to other participants in the EICP, a cash bonus equal to the product of the multiplier used for Employee’s position during the Measurement Period and Employee’s annual base salary for the Measurement Period;

(c)	pay to Employee in a lump sum, in cash, within 30 days after the date of termination of Employee’s employment, a payment equal to the product of Employee’s target bonus under the EICP as in effect immediately prior to the date of termination and a fraction, the numerator of which is the number of days that have elapsed in the year in which the termination takes place through the date of termination of Employee’s employment and the denominator of which is 365;

(d)	pay to Employee in a lump sum, in cash, as soon as administratively practicable after the date of termination of Employee’s employment, 200% of the sum of (1) Employee’s annual base salary as in effect immediately prior to the date of termination of Employee’s employment and (2) Employee’s target bonus under the EICP as in effect immediately prior to the date of termination;

(e)

(1) pay to Employee in a lump sum, in cash, within 30 days after the date of termination of Employee’s employment, a payment equal to two times the full annual cost of coverage for medical, dental and vision benefits provided to

Employee and Employee’s covered dependents by the Company and, if applicable, a Successor for the year in which Employee’s termination takes place and (2) permit Employee and Employee’s covered dependents to be covered under the Company’s, or if applicable, a Successor’s medical, dental and vision benefits for 48 months provided Employee pays the full then applicable COBRA premium;

(f)	as of the date of Employee’s termination of employment, cause Employee to have a fully vested and nonforfeitable interest in each of the awards identified on the attached Schedule A (as the same may be modified pursuant to the terms of the applicable plans and award agreements in connection with the Restructuring Transaction), and to the extent applicable immediately pay such awards to Employee; provided that none of the awards subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), will be paid on a date earlier than as provided in the applicable award agreements without regard to this Agreement;

(g)	as of the date of Employee’s termination of employment, cause Employee to have a fully vested and nonforfeitable interest in Employee’s account balance in the McDermott International, Inc. New Supplemental Executive Retirement Plan (“SERP”); provided that, notwithstanding anything to the contrary, Employee’s SERP benefits shall be distributed in accordance with the terms of the SERP; and

(h)	pay to Employee within 30 days after the date of termination of Employee’s employment an amount equal to the portion of Employee’s account under the Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies that was not vested as of the date of termination of Employee’s employment.

Notwithstanding the foregoing provisions of Section I, payments and benefits shall be subject to reduction as set out in Schedule B.

II.	Obligations of the Company if Employee remains employed through the Effective Date of a Restructuring Transaction.

In the event that Employee’s employment by the Company is not terminated as of the Effective Date of the Restructuring Transaction under circumstances entitling Employee to benefits under Section I above, and if Employee has remained employed with the Company through the Effective Date of the Restructuring Transaction, then the Company or, if applicable, the Successor shall cause Employee to be granted the number of whole shares of restricted stock under the Company’s or Successor’s, as applicable, stock plan, as near equal in value to, but not greater than, 50% of the amount described in Section I(d) above, on terms and conditions set forth in the grant agreement approved in accordance with such stock plan; provided, however, the restricted stock shall vest on the first anniversary of the Effective Date of the Restructuring Transaction if, and only if, Employee remains employed with the Company or the Successor through such first anniversary.

III.	Participation In Other Company Programs.

Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any other contract or agreement with the Company, except as provided in Section X of this Agreement. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the date of termination of Employee’s employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, it is expressly understood and acknowledged by Employee that any payment by the Company or a Successor under Section I of this Agreement shall be in lieu of any obligation on the part of the Company or such Successor for payment of severance benefits under the Severance Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies or any successor thereto or any other plan, policy or agreement of the Company or such Successor in the event of termination of Employee’s employment as provided in Section I of this Agreement with the Company or such Successor during the one-year period following the Effective Date of a Restructuring Transaction.

IV.	Confidential and Proprietary Information.

Employee acknowledges and agrees that any and all non-public information regarding the Company, any of its Subsidiaries and its or their customers (including but not limited to any and all information relating to its or their business practices, products, services, finances, management, strategy, profits and overhead) is confidential and the unauthorized disclosure of such confidential information will result in irreparable harm to the Company. Employee shall not, during Employee’s employment by the Company or any of its Subsidiaries and for a period of five years after termination of such employment (or such shorter period as may be required by law), disclose or permit the disclosure of any such confidential information to any person other than an employee or director of the Company or its Subsidiaries or any successor thereto or an individual engaged by the Company or its Subsidiaries or any successor thereto to render professional services to the Company or its Subsidiaries under circumstances that require such person to maintain the confidentiality of such information, except as such disclosure may be required by law. The provisions of this Section IV shall survive any termination of this Agreement. For purposes of this Section IV, the term “confidential information” shall not include information that was or becomes generally available to the public other than as a result of disclosure by Employee. Employee acknowledges that the execution of this Agreement and the payments described in Section I of this Agreement constitute consideration for the limitations on activities set forth in this Section IV, the adequacy of which is hereby expressly acknowledged by Employee. Employee understands and agrees that the Company shall suffer irreparable harm if Employee breaches Section IV of this Agreement, and that monetary damages shall be inadequate to address any such breach. Accordingly, Employee agrees that the Company shall have the right, to the extent permitted by applicable law, and in addition to any other rights or remedies it may have, to obtain from any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce the provisions hereof. For purposes of this Section IV, the term “Company” shall include a Successor.

V.	Notices.

All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to the facsimile number given below, provided that a copy is also sent by a nationally recognized overnight delivery service, (c) the day after being sent by a nationally recognized overnight delivery service, or (d) three days after being mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	John T. Nesser, III 874 Country Lane Houston, Texas 77024

Facsimile:	713-467-2336

If to the Company or a Successor:

McDermott International, Inc. Vice President, Human Resources 777 N. Eldridge Parkway Houston, TX 77079

Facsimile:	281-870-5095

or to such other address as Employee, the Company or a Successor may hereafter specify in a notice furnished in writing in accordance with this Section V.

VI.	Governing Law.

The provisions of this Agreement shall be interpreted and construed in accordance with, and enforcement may be made under, the law of the State of Texas without giving effect to any principles of conflict of laws thereof which would result in the application of the laws of any other jurisdiction.

VII.	Successors and Assigns.

(a)	This Agreement is personal to Employee and, without the prior written consent of the Company, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution.

(b)	This Agreement shall be binding upon and shall inure to the benefit of Employee, and of the Company and any Successor and their respective successors and assigns.

(c)	The Company will require that any successor to all or substantially all of its business and/or assets (other than a Successor, as to which the last sentence of this Section VII(c) shall apply) (whether such successor acquires such business and/or assets directly or indirectly, and whether by purchase, merger, consolidation or otherwise) expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein defined and any such successor to its business and/or assets. In the event that Employee becomes employed by a Successor in connection with a Restructuring Transaction, the Company shall require such Successor to expressly assume and adopt this Agreement and to honor the terms and conditions of this Agreement applicable to such Successor, unless Employee terminates Employee’s employment within thirty-one days after the Effective Date of the Restructuring Transaction for a Good Reason event which occurs upon the consummation of such Restructuring Transaction (in which case the Company shall remain obligated under this Agreement).

VIII.	Employment by Subsidiaries.

If Employee is not employed by McDermott International, Inc., but is only employed by a Subsidiary of McDermott International, Inc., then, except for purposes of determining whether a Restructuring Transaction has occurred, (a) the “Company” as defined herein shall be deemed to include such Subsidiary, and (b) termination of employment shall be determined with reference to Employee’s employment by such Subsidiary, but, in each case, only if such Subsidiary is not a Successor. Further, the Company agrees that it will perform its obligations hereunder without regard to whether Employee is employed by the Company or by a Subsidiary of the Company.

IX.	Severability.

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

X.	Entire Agreement; Amendment.

This Agreement sets forth the entire Agreement of the parties hereto and supersedes all prior agreements, understandings and covenants between the parties with respect to the subject matter hereof; provided that: if Employee is entitled to payments and benefits under both Section I of this Agreement and the Change in Control Agreement between the Company and Employee, dated as of October 1, 2008 (the “Change in Control Agreement”), Employee will receive payments and benefits only under Section I of this

Agreement (and not under the Change in Control Agreement), except that Section I(f) of the Change in Control Agreement will continue to apply, with the payments (if any) under such Section I(f) limited to those which would have been payable had Employee received the payments and benefits under the Change in Control Agreement (and not under this Agreement) (it being the intention of the parties hereto that, in no event, shall substantially the same benefits become payable under both the Change in Control Agreement and Section I of this Agreement). This Agreement may be amended or terminated (other than pursuant to Section XII of this Agreement) only by mutual agreement of the parties in writing.

XI.	Miscellaneous.

(a)	The captions and headings of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)	The Company (or a Successor) shall be entitled to withhold from any amounts payable under this Agreement such Federal, state, local, foreign or excise taxes as shall be required or permitted to be withheld pursuant to any applicable law or regulation.

(c)	Employee’s or the Company’s (or a Successor’s) failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company (or a Successor) may have hereunder, including, without limitation, the right of Employee to terminate employment for Good Reason pursuant to paragraph (f) of Section XIII of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(d)	Employee and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Employee and the Company, the employment of Employee by the Company is “at will.”

(e)	For purposes of this Agreement, the date of termination of Employee’s employment shall be: (i) if Employee’s employment is terminated by the Company (or a Successor) for Cause, the date on which the Company (or a Successor) delivers to Employee the resolution referred to in the last sentence of Section XIII, paragraph (c), or, with respect to a termination as described in this Agreement under Section XIII, paragraph (c)(iii), the date on which the Company (or a Successor) notifies Employee of such termination, (ii) if Employee’s employment is terminated by the Company (or a Successor) for a reason other than Cause (including on account of Disability), the date on which the Company (or a Successor) notifies Employee of such termination, or such later date as is reflected in such notification, (iii) if Employee’s employment is terminated by Employee for Good Reason, the date on which Employee notifies the Company (or a Successor) of such termination (after having given the Company (or such Successor) notice and a 30-day cure period), or (iv) if Employee’s employment is terminated by reason of death, the date of death of Employee.

(f)	This Agreement may be executed in two counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement, with one counterpart being delivered to each party hereto.

(g)	In the event Employee’s employment is terminated (i) by the Company (or a Successor) for Cause or as a result of Employee’s Disability, (ii) by Employee without Good Reason, or (iii) on account of Employee’s death, Employee shall not be entitled to the payments described in Section 1 of this Agreement.

XII.	Term.

This Agreement shall terminate on the earliest to occur of (i) the date one year after the Effective Date of a Restructuring Transaction, or (ii) the date on which Employee’s employment with the Company (or a Successor) is terminated; provided, however, that if Employee’s employment with the Company (or a Successor) is terminated under any of the circumstances described in Section I of this Agreement, Employee’s rights hereunder shall continue following the termination of Employee’s employment until all benefits to which Employee is entitled hereunder has been paid and the Company’s (or a Successor’s) rights hereunder shall continue until all obligations owed to it hereunder have been satisfied. Notwithstanding the foregoing: (a) if no Restructuring Transaction shall have been completed with an Effective Date on or before the second anniversary of the date of this Agreement, then this Agreement shall automatically terminate on such second anniversary; and (b) the provisions of this Section XII and Sections II, XIII and XIV shall survive any termination of this Agreement.

XIII.	Definitions.

For purposes of this Agreement, the following terms shall have the meanings given them in this Section XIII.

(a)	“Accrued Benefits” shall mean:

(i)	Any portion of Employee’s Annual Base Salary earned through the date of termination of Employee’s employment and not yet paid;

(ii)	Reimbursement for any and all amounts advanced in connection with Employee’s employment for reasonable and necessary expenses incurred by Employee through the date of termination of Employee’s employment in accordance with the Company’s (or a Successor’s) policies and procedures on reimbursement of expenses;

(iii)	Any earned vacation pay not theretofore used or paid in accordance with the Company’s (or a Successor’s) policy for payment of earned and unused vacation time; and

(iv)

All other payments and benefits to which Employee may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company (or a Successor) that do not specify the time of distribution; provided that Accrued Benefits shall not include any entitlement to severance under any severance policy of the Company (or such Successor) generally applicable to the salaried employees of the Company (or such Successor).

(b)	“Annual Base Salary” shall mean Employee’s annual rate of pay excluding all other elements of compensation such as, without limitation, bonuses, perquisites, expatriate or hardship premiums, restricted stock awards, stock options and retirement and welfare benefits.

(c)	“Cause” shall mean:

(i)	the willful and continued failure of Employee to perform substantially Employee’s duties with the Company (occasioned by reason other than physical or mental illness or disability of Employee) after a written demand for substantial performance is delivered to Employee by the Compensation Committee of the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Compensation Committee of the Board or the Chief Executive Officer believes that Employee has not substantially performed Employee’s duties, after which Employee shall have thirty days to defend or remedy such failure to substantially perform Employee’s duties;

(ii)	the willful engaging by Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(iii)	the conviction of Employee with no further possibility of appeal or, or plea of guilty or nolo contendere by Employee to, any felony.

The cessation of employment of Employee under subparagraph (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Compensation Committee of the Board of Directors of the Company at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with Employee’s counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, Employee is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(d)	“Disability” shall mean circumstances that would qualify Employee for long-term disability benefits under the Company’s Long-Term Disability Plan as in effect immediately prior to the Restructuring Transaction, whether or not such Plan remains in effect subsequent to the Restructuring Transaction.

(e)	“Effective Date” with respect to a Restructuring Transaction for purposes of this Agreement shall be the effective date of date of the consummation of the spinoff or split off (i.e., the date shares of the Subsidiary subject to the spinoff or split off are first distributed to the Company’s stockholders) or sale (i.e., the closing date for the sale) that results in the completion of the Restructuring Transaction.

(f)	“Good Reason” shall mean:

(i)	any action by the Company which results in a material diminution in Employee’s position, authority, duties or responsibilities immediately prior to the date of this Agreement; but, for the avoidance of doubt, if Employee has a position with either the Company or a Successor and, in either case, the employer is publicly traded, a material diminution in position, authority, duties or responsibilities will not have occurred if Employee has a position, authority, duties and responsibilities substantially the same as those attendant to Employee’s position with the Company immediately prior to the date of this Agreement (notwithstanding that the business operations of the Company or such Successor may be smaller or less complex).

(ii)	Requiring Employee, without Employee’s consent, to be based at any office or location other than the office or location at which Employee was employed immediately following the date of this Agreement; provided, however, that any such relocation requests shall not be grounds for resignation with Good Reason if such relocation is within a fifty mile radius of the location at which Employee was employed immediately following the date of this Agreement or such relocation does not result in an increase in Employee’s actual commuting distance from his principal residence to Employee’s new office or location;

(iii)	a material reduction in Employee’s Annual Base Salary in effect immediately prior to the date of this Agreement or a material reduction in the target multiplier used to calculate the annual bonus awarded to Employee below the target multiplier used to calculate the bonus paid to Employee under the EICP immediately prior to the date of this Agreement, provided, however that in either case a material reduction in the Annual Base Salary or the target bonus multiplier shall not be considered “Good Reason” with respect to any year for which such reduction is part of a reduction uniformly applicable to all similarly situated employees;

(iv)	a material adverse change in Employee’s eligibility to participate in long-term incentive compensation plans as in effect immediately prior to the date of this Agreement, unless Employee is eligible to participate in a comparable plan; or

(v)	any material breach of this Agreement by the Company, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee.

In the event (A) any of the events described above occurs (an “Event”) or (B) the Company, in connection with but prior to the Effective Date of a Restructuring Transaction, notifies Employee in writing that the terms and conditions of Employee’s employment will be changed in connection with the consummation of a Restructuring Transaction in a manner that would constitute Good Reason (a “Company Notice”), Employee shall give the Company or Successor written notice (the “Employee Notice”) within 60 days following Employee’s knowledge of an Event or receipt of the Company Notice, as applicable, that such change in employment terms or conditions would constitute Good Reason and Employee intends to terminate employment as a result. The Company or Successor shall have thirty days following receipt of the Employee Notice in which to cure the Event or retract the Company Notice, or amend the Company Notice such that the proposed changes in employment terms or conditions do not constitute Good Reason. If the Company does not take such action within that time, the Event, or the event described in the Company Notice when it would have occurred, as applicable, shall constitute Good Reason. If Employee does not provide the Employee Notice within 60 days as required above in this clause (f), then the Event, or the change in employment terms and conditions described in the Company Notice, as applicable, shall not constitute Good Reason, and thereafter, for purposes of determining whether Employee has Good Reason, Employee's terms and conditions of employment after the occurrence of the Event or the implementation of the changes described in the Company Notice, as applicable, shall be substituted for those terms and conditions of Employee's employment in effect immediately prior to the date of this Agreement in each of clauses (i), (ii), (iii) and (iv) above.

(g)	“Subsidiaries” shall mean every corporation, limited liability company, partnership or other entity of which 50% or more of the total combined voting power of all classes of voting securities or other equity interests is owned, directly or indirectly, by McDermott International, Inc. or, upon and following a Restructuring Transaction, by the Successor.

(h)	“Successor” shall mean an entity that has acquired a separate reporting segment of the Company (by reference to the Company’s audited consolidated financial statements as of and for the year ended December 31, 2008) from the Company in a Restructuring Transaction or a Subsidiary that is sold or spun off to the stockholders of the Company in a Restructuring Transaction.

XIV.	Arbitration.

Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final and binding arbitration in Houston, Texas by one arbitrator selected in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “Association”) then in effect. Subject to the following provisions, the arbitration shall be conducted in accordance with the Rules then in effect. Any award entered by the arbitrator shall be final and binding, and judgment may be entered thereon by any party hereto in any court of law having competent jurisdiction. This arbitration provision shall be specifically enforceable. The Company (or a Successor, if applicable) and Employee shall each pay half of the administrative fees of the Association and the compensation of the arbitrator and shall each be responsible for its own attorney’s fees and expenses relating to the conduct of the arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ Preston Johnson, Jr.
Printed Name:	Preston Johnson, Jr.
Title:	Senior Vice President, Human Resources
Date:	December 10, 2009

EMPLOYEE:	/s/ John T. Nesser, III
Date:	December 10, 2009

SCHEDULE A

(a)	2008 Performance Shares Agreement dated March 3, 2008, between Employee and the Company, the amount of shares calculated as if the Restructuring Transaction were a “change in control” as defined in such grant agreement.

(b)	2008 Restricted Stock Grant Agreement dated March 3, 2008, between Employee and the Company.

(c)	2008 Performance Shares Agreement dated August 14, 2008, between Employee and the Company, the amount of shares calculated as if the Restructuring Transaction were a “change in control” as defined in such grant agreement.

(d)	2008 Restricted Stock Grant Agreement dated August 14, 2008, between Employee and the Company.

(e)	2009 Performance Share Grant Agreement dated March 5, 2009, between the Company and Employee, applicable only as to the Initial Grant of shares.

(f)	2009 Deferred Stock Unit Grant Agreement dated March 5, 2009, between the Company and Employee.

(g)	2009 Stock Option Grant Agreement dated March 5, 2009, between the Company and Employee.

Effective as of the date of this Agreement, any of the foregoing awards that are subject to Section 409A of the Code are hereby modified to provide that no “Change in Control” (as defined in the applicable award) shall occur unless it is a change in control within the meaning of Section 409A of the Code.

SCHEDULE B

Excise Tax Modified Cutback Provisions

Anything in this Agreement to the contrary notwithstanding, in the event the Firm (as defined below) shall determine that Employee shall become entitled to payments and/or benefits provided by this Agreement which would be subject to the excise tax imposed by Section 4999 of the Code (the “Payments”), the Firm shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Firm determines that Employee would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Employee’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Firm, Employee shall receive all Payments to which Employee is entitled under this Agreement.

If the Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Firm under this Schedule B shall be binding upon the Company and Employee absent manifest error and shall be made as soon as reasonably practicable and in no event later than 15 business days of the receipt of notice from the Company that there has been a Payment, or such earlier time as is requested by the Company. For purposes of reducing the Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing, in order, cash payments otherwise due under clauses (c), (d), (e) and (h) of Section I of this Agreement, and then by reducing equity-based compensation otherwise due under clause (f) of Section I of this Agreement in chronological order with the most recent equity-based compensation awards reduced first.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Employee pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Employee pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Employee which the Firm believes has a high probability of success determines that an Overpayment has been made, Employee shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not either reduce the amount on which Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

For purposes hereof, the following terms have the meanings set forth below:

“Firm” shall mean an internationally recognized accounting or employee benefits consulting firm selected by the Company with the input of Employee (but without Employee’s consent) and which shall not, during the one year preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as Employee certifies, in Employee’s sole discretion, as likely to apply to him in the relevant tax year(s).

“Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Firm determines to reduce Payments pursuant to paragraph (a) of this Attachment A.

EXHIBIT C

CONSULTING SERVICES

TERMS AND CONDITIONS

1.	Description of Services. As requested by the Company, Mr. Nesser shall serve as a special consultant furnishing advice, consultation and related services including but not limited to:

•	Provide advice and counsel on strategic issues;

•	Provide input on organizational structure and key personnel;

•	Provide advice and counsel on project issues as they arise;

•	Provide input on key client and business partner issues as requested; and

•	Provide such other services and advice as shall be agreed by the parties.

2.	Status. During the Consulting Period, Mr. Nesser shall be an independent contractor and shall not be an employee of the Company. The Company shall not be entitled to exercise supervision over the details or methods of performance by Mr. Nesser hereunder or to require adherence to specific procedures in performing services hereunder. Except as provided herein, Mr. Nesser shall not be subject to rules or regulations applicable to Company’s employees or any established work schedule or routine or other supervision of or direction by Company, as to hours worked or otherwise, provided, however, that all services rendered hereunder shall be so rendered to the satisfaction of Company. Mr. Nesser shall not have authority to obligate the Company to any agreement or to exercise any supervision or direction over the Company’s employees. Since the Consultant is not an employee of the Company, he is not entitled to participate in any of the Company’s employee benefit plans, programs or arrangements provided, however, the retirement and other payments or benefits that he may be entitled to as a result of previous employment with the Company shall continue uninterrupted in accordance with the terms and conditions of each respective benefit plan or arrangement.

3.	Compensation. Mr. Nesser’s individual contact shall be Stephen M. Johnson, or his designee, who shall be responsible for transmitting requests for such advice and consultation from the Company where necessary to enable Mr. Nesser to carry out his responsibilities hereunder. During the Consulting Period, the Company agrees to pay $25,000 per month, which amount will be payable on the last day of each calendar month. The Company also agrees to reimburse Mr. Nesser actual reasonable costs and expenses of first class airfare and other travel, meals and lodging necessarily incurred by Mr. Nesser in rendering services hereunder, but not any other fees, costs, or expenses. Mr. Nesser shall submit a statement for each month in which services are rendered showing costs and expenses payable with respect to services rendered during such month, along with documentation substantiating expenses for which reimbursement is sought. The Company agrees to remit to Mr. Nesser the appropriate amount upon receipt of such invoices. Mr. Nesser will be responsible for income or other taxes assessed on his receipt of the monthly fee and expense reimbursement from the Company.

4.	Security and Non-Disclosure of Information. Mr. Nesser shall be responsible for, and bear the expense of, compliance with governmental laws and regulations applicable to the procurement, utilization or production of information in connection with the furnishing of services hereunder. Mr. Nesser agrees that during the Consulting Period he will refrain from performing any act or engaging in any course of conduct which has or may reasonably have the effect of demeaning the name or business reputation of the Company or affects adversely or may reasonably affect adversely the Company’s best interests, economic or otherwise. Mr. Nesser also acknowledges that applicable securities laws prohibit the trading of Company securities while in possession of any material non-public information, including information concerning the financial condition, results of operations, business or prospects of the Company.

5.	Property and Information. All property and information, including but not limited to reports, findings, recommendations, plans, data, and memoranda of every description, and all copies thereof, furnished to Mr. Nesser or developed in the course of or relating to the services rendered hereunder shall be the property of the Company, and Mr. Nesser shall not retain copies of any such matter or material. Mr. Nesser agrees that all inventions, discovery or improvements (whether patentable or not) made or conceived by Mr. Nesser are and will remain the sole property of the Company, and Mr. Nesser further agrees to assist the Company in obtaining patents in the Company’s name covering any such inventions, discoveries or improvements.

6.	Law. Mr. Nesser will comply with all applicable laws and regulations in the course of his activities on the Company’s behalf.

7.	Code of Business Conduct. Mr. Nesser expressly acknowledges that he has received and reviewed the most recent McDermott International, Inc. Code of Business Conduct, and Mr. Nesser will conform his activities undertaken for or on behalf of the Company consistent with the principles of the highest ethical behavior as described therein.

Signature:	/s/ John T. Nesser, III	Date:	May 10, 2011
John T. Nesser, III

8.	Reports. Mr. Nesser agrees that, upon request, he will file periodic reports on his activities on the Company’s behalf.

9.	Indemnity. Company agrees to protect, hold harmless, defend, and indemnify Mr. Nesser from and against any and all claims, suits, and demands, of any kind whatsoever, by whomsoever asserted, as a result of, or arising from, the activities of Mr. Nesser under this Agreement; provided, however, that the Company shall have no liability or responsibility under this provision for any such claim, suit, or demand resulting from the gross negligence or intentional misconduct of Mr. Nesser.

10.	Conflict of Interest. Mr. Nesser agrees that he is not presently engaged and will not engage during the term of this Agreement in any activity which might reasonably create a conflict of interest between him and the Company or which might reasonable and adversely affect his judgment with respect to the business of the Company. Mr. Nesser further agrees that he will accept no payment from any competitor or supplier of materials or services, customer, borrower, or lender of the Company.

11.	Consulting Period. The Consulting Period shall begin on August 1, 2011 and continue through January 31, 2012, unless terminated earlier by Mr. Nesser upon thirty (30) days advance written notice to the Company. The Consulting Period will be terminated without further liability or obligation on the part of the Company should Mr. Nesser breach any of the terms or covenants of the Agreement or Exhibits B or C thereto.

12.	Amendment and Extension. This Consulting Agreement may be amended and/or extended by written agreement of the Company and Mr. Nesser.